JOINT FILER INFORMATION

NAME:                         Frost Gamma Investments Trust
ADDRESS:                        4400 Biscayne Blvd
                                Miami, FL 33137
Designated Filer:                Phillip Frost, M.D.
Issuer and Ticker Symbol:         Continucare Corporation.
Date of Event Requiring
Statement:                        March 30, 2004
FROST GAMMA INVESTMENTS TRUST
        by: /s/ Phillip Frost, M.D., Trustee
                Phillip Frost, M.D., Trustee